Exhibit 4.42

Private & Confidential

Dated 27 January 2011

SECOND SUPPLEMENTAL AGREEMENT

relating to a

loan of up to US$47,000,000

to

IASON OWNING COMPANY LIMITED

provided by

EFG EUROBANK ERGASIAS S.A.

Contents

Clause		Page

1	Definitions	1

2	Consent of the Bank	3

3	Amendments to the Existing Documents	3

4	Representations and warranties	5

5	Conditions	6

6	Supplemental Parties’ confirmation	6

7	Expenses	7

8	Miscellaneous and notices	7

9	Applicable law	7

Schedule 1 Documents and evidence required as conditions precedent		9

Schedule 2 Form of New Manager’s Undertaking		11

THIS SECOND SUPPLEMENTAL AGREEMENT is dated 27 January 2011 and made BETWEEN:

(1)	IASON OWNING COMPANY LIMITED, a corporation incorporated under the laws of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Borrower”);

(2)	DRYSHIPS INC., a corporation incorporated under the laws of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Corporate Guarantor”);

(3)	CARDIFF MARINE INC., a corporation incorporated in the Republic of Liberia, whose registered address is at 80 Broad Street, Monrovia, Liberia in its capacity as manager and in its capacity as corporate guarantor (the “Outgoing Manager”); and

(4)	EFG EUROBANK ERGASIAS S.A., whose registered office is at 8 Othonos Street, Athens 105 57, Greece acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, Piraeus 185 38, Greece (the “Bank”).

WHEREAS:

(A)	this Agreement is supplemental to:

(i)	a loan agreement dated 16 November 2007 as amended by a supplemental agreement dated 15 April 2010 (together, the “Principal Agreement”) made between the Borrower as borrower and the Bank as lender, pursuant to which the Bank agreed (inter alia) to advance (and has advanced) by way of loan to the Borrower, upon the terms and conditions therein contained, the principal sum of Forty seven million Dollars ($47,000,000) of which the principal amount outstanding at the date hereof is $23,000,000; and

(ii)	a deed of covenant dated 31 December 2007 as amended by an amendment to it dated 15 April 2010 (together, the “Principal Deed of Covenant”) collateral to the Mortgage made between the Borrower and the Bank;

(B)	the Borrower wishes to appoint the New Manager (as defined below) as manager of the Ship in place of the Outgoing Manager; and

(C)	this Agreement sets out the terms and conditions upon which the Bank shall, at the request of the Borrower, provide its consent to the appointment of the New Manager as manager of the Ship in place of the Outgoing Manager.

NOW IT IS HEREBY AGREED as follows:

1	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Deed of Covenant” means the Principal Deed of Covenant as amended by this Agreement;

“Effective Date” means the date falling no later than 27 January 2011, on which the Bank notifies the Borrower in writing that it has received the documents and evidence specified in clause 5 and schedule 1 in a form and substance satisfactory to it;

“Existing Documents” means, together, the Principal Agreement and the Principal Deed of Covenant;

“Loan Agreement” means the Principal Agreement as amended by this Agreement;

“New Management Agreement” means the management agreement dated 1 January 2011 made between the New Manager in its capacity as manager and the Borrower or any other agreement previously approved in writing by the Bank between the Borrower and the New Manager in such capacity, providing (inter alia) for the New Manager to manage the Ship;

“New Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 and includes its successors in title;

“New Manager’s Undertaking” means the first priority undertaking and assignment in respect of the Ship executed or (as the context may require) to be executed by the New Manager in its capacity as manager in favour of the Bank in the form set out in schedule 2;

“Relevant Documents” means, together, this Agreement, the New Management Agreement and the New Manager’s Undertaking,

“Relevant Parties” means, together, the Borrower, the Corporate Guarantor, the New Manager and the Outgoing Manager; and

“Supplemental Parties” means the Relevant Parties other than the New Manager.

1.3	Existing Documents

1.3.1	References in the Principal Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as “herein”, “hereof’, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Agreement, shall be construed accordingly.

1.3.2	References in the Principal Deed of Covenant to “this Deed”, shall with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Deed of Covenant as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Principal Deed of Covenant, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.5.1	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement includes its schedules;

1.5.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as amended in accordance with terms thereof, or, as the case may be, with the agreement of the relevant parties;

1.5.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.5.4	words importing the plural shall include the singular and vice versa;

1.5.5	references to a time of day are to London time;

1.5.6	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Government Entity;

1.5.7	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly; and

1.5.8	references to any enactment shall be deemed to include references to such enactment as re- enacted, amended or extended.

2	Consent of the Bank

2.1	Consent of Bank

The Bank, relying upon the representations and warranties on the part of the Supplemental Parties contained in clause 4, agrees with the Borrower that, subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 27 January 2011 of the conditions contained in clause 5 and schedule 1, the Bank consents to:

2.1.1	the substitution of the Outgoing Manager by the New Manager as commercial and technical manager of the Ship; and

2.1.2	the amendment of the Existing Documents on the terms set out in clause 3.

2.2	Release of the Outgoing Manager

The Bank hereby agrees that, with effect on and from the Effective Date, the Outgoing Manager be (and it is hereby) released from its obligations arising under the Security Documents to which it is a party.

3	Amendments to the Existing Documents

3.1	Amendments to the Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.1.1	by deleting the definition of “Management Agreement” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Management Agreement”:

“Management Agreement” means the agreement dated 1 January 2011 made between the Borrower and the Manager or any other agreement in a form previously approved in writing by the Bank, providing (inter alia) for the Manager to manage the Ship;”;

3.1.2	by deleting the words “the form set out in schedule 6” in the last line of the definition of “Manager’s Undertaking” in clause 1.2 of the Principal Agreement and by inserting in their place the words “the form set out in schedule 2 of the Second Supplemental Agreement”;

3.1.3	by inserting the following new definition of “Second Supplemental Agreement” in the correct alphabetical order in clause 1.2 of the Principal Agreement:

“Second Supplemental Agreement” means the agreement dated 27 January 2011 made between (inter alios) the Borrower and the Bank supplemental to this Agreement;”;

3.1.4	by deleting the definition of “Manager” in clause 1.2 of the Principal Agreement and by inserting in its place the following new definition of “Manager”:

“Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by the Borrower, with the prior written consent of the Bank, as the technical and commercial manager of the Ship and, in each such case, includes its successors in title;”;

3.1.5	by inserting the words “the Second Supplemental Agreement,” after the words “the First Supplemental Agreement,” in the definition of “Security Documents” in clause 1.2 of the Principal Agreement;

3.1.6	by inserting the words “or (in the case of the Manager only) the Second Supplemental Agreement” after the words “of this Agreement” in the third line of clause 7.1.10 of the Principal Agreement; and

3.1.7	by inserting the words “or (in the case of the Manager only) from that existing on the date of the Second Supplemental Agreement, each” after the words “of this Agreement” in the second and third lines of clause 10.1.28 of the Principal Agreement.

3.2	Amendments to the Principal Deed of Covenant

The Principal Deed of Covenant shall, with effect on and from the Effective Date, be (and it is hereby) amended in accordance with the following provisions (and the Principal Deed of Covenant (as so amended) will continue to be binding upon each of the parties hereto upon such terms as so amended):

3.2.1	by deleting the definition of “Management Agreement” in clause 1.2 of the Principal Deed of Covenant and by inserting in its place the following new definition of “Management Agreement”:

“Management Agreement” means the agreement dated 1 January 2011 made between the Owner and the Manager providing for the Manager to manage the Ship or any other agreement previously approved in writing by the Mortgagee between the Owner and the Manager providing (inter alia) for the Manger to manage the Ship;”; and

3.2.2	by deleting the definition of “Manager” in clause 1.2 of the Principal Deed of Covenant and by inserting in its place the following new definition of “Manager”:

“Manager” means TMS Bulkers Ltd. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 or any other person appointed by the Owner, with the prior written consent of the Mortgagee, as the manager of the Ship and includes its successors in title;”.

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of each of the Existing Documents and the other Security Documents shall continue in full force and effect and each of the Existing Documents and this Agreement shall be read and construed as one instrument.

4	Representations and warranties

4.1	Primary representations and warranties

Each Supplemental Party represents and warrants to the Bank that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Corporate Guarantee were true and correct on the date of the Principal Agreement and the Corporate Guarantee, respectively, and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made at the date of this Agreement with reference to the facts and circumstances existing at such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which any of the Relevant Parties or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties (other than the Personal Guarantor) or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance on any of their undertakings, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of the Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or is to be a party or the performance by each Relevant Party of its obligations under such document has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4 1 of this Agreement, clause 7 of the Principal Agreement (as amended by this Agreement) and clause 4 of the Corporate Guarantee shall be deemed to be repeated by each Supplemental Party on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5	Conditions

5.1	Documents and evidence

The agreements of the Bank referred to in clause 2 shall be subject to the receipt by the Bank of the documents and evidence specified in schedule 1 in form and substance satisfactory to the Bank.

5.2	General conditions precedent

The agreements of the Bank referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each were made with respect to the facts and circumstances existing at such time; and

5.2.2	no Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Bank and may be waived by the Bank in whole or in part with or without conditions.

6	Supplemental Parties’ confirmation

6.1	Security Documents

Each of the Supplemental Parties confirms its agreement to the amendments to the Existing Documents made by this Agreement and the other agreements and arrangements contained in this Agreement (including the release of the Outgoing Manager under clause 2.2), and acknowledges and agrees, for the avoidance of doubt, that:

6.1.1	each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Existing Documents by this Agreement and any other agreements or arrangements contained in this Agreement (including the release of the Outgoing Manager under clause 2.2);

6.1.2	with effect from the Effective Date, references to “the Agreement” or “the Loan Agreement” in any of the other Security Documents to which it is a party shall henceforth be references to the Principal Agreement as amended by this Agreement and as from time to time hereafter amended; and

6.1.3	with effect from the Effective Date, references to “the Deed of Covenant” in any of the Security Documents to which it is a party shall henceforth be references to the Principal Deed of Covenant as amended by this Agreement and as from time to time hereafter amended.

7	Expenses

7.1	Expenses

The Borrower agrees to pay to the Bank on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Bank:

7.1.1	in connection with the negotiation, preparation, execution and, where relevant, registration of the Relevant Documents and of any amendment or extension of, or the granting of any waiver or consent under, the Relevant Documents; and

7.1.2	in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under the Relevant Documents or otherwise in respect of the monies owing and obligations incurred under the Relevant Documents, together with interest at the rate referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgement).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon.

7.3	Stamp and other duties

The Borrower agrees to pay to the Bank on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with this Agreement and shall indemnify the Bank against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8	Miscellaneous and notices

8.1	Notices

The provisions of clause 16.1 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Corporate Guarantor or the Outgoing Manager shall be sent to the address of the Corporate Guarantor referred to in clause 8.1 of the Corporate Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9	Applicable law

9.1	Law

This Agreement and any non-contractual obligations connected with it are governed by, and shall be construed in accordance with, English law.

9.2	Submission to jurisdiction

Each of the Supplemental Parties agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Agreement (or any non-contractual obligations connected with it) against any of their assets may be brought in the English courts.

Each of the Supplemental Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince & Co. at present of International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against any of the Relevant Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. Each of the Supplemental Parties further agrees that only the courts of England and not those of any other state shall have jurisdiction to determine any claim which any of the Supplemental Parties may have against the Bank arising out of or in connection with this Agreement (or any non-contractual obligations connected with it).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed as a deed on the date first above written.

Schedule 1

Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1	Corporate authorisations

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary’s certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Bank pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and its shareholders approving this Agreement and the other Relevant Documents and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party’s obligations thereunder, certified by an officer of such Relevant Party as:

(1)	being true and correct;

(2)	being duly passed at meetings of the directors of such Relevant Party and, as the case may be, of the shareholders of such Relevant Party each duly convened and held;

(3)	not having been amended, modified or revoked; and

(4)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by any party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified by an officer of such Relevant Party to be true, complete and up to date;

2	Consents

a certificate from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Bank) in connection with, the execution, delivery, and performance of this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party;

3	Relevant Documents

the New Manager’s Undertaking and any notices of assignment required thereunder and in the form prescribed by the New Manager’s Undertaking, each duly executed by the New Manager;

4	New Management Agreement

a certified copy of the New Management Agreement;

5	Ownership

evidence, satisfactory in all respects to the Bank, that all shares in the New Manager are legally and/or beneficially owned and held by persons acceptable to the Bank in its sole discretion;

6	Insurance

evidence that the insurers of the Ship have been notified of and have approved the change in management in respect of the Ship and that the new notices of assignment executed by the New Manager under the New Manager’s Undertaking, have been endorsed by such insurers on the relevant policies;

7	DOC/SMC

a certified true and complete copy by an officer of the Borrower of the DOC issued to the New Manager in its capacity as manager and a copy of the SMC of the Ship;

8	Legal opinions

such legal opinions in relation to the laws of the Republic of the Marshall Islands and the laws of the Republic of Liberia and any other legal opinions as the Bank shall in its absolute discretion require; and

9	Process agent

a letter from each Relevant Party’s agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Relevant Documents to which such Relevant Party is or is to be a party as such Relevant Party’s process agent.

Schedule 2

Form of New Manager’s Undertaking

Private & Confidential

Manager’s Undertaking

To:	EFG Eurobank Ergasias S.A.

83 Akti Miaouli & Flessa Street

185 38 Piraeus

Greece

From:	TMS Bulkers Ltd.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

MH96960 Marshall Islands

Date: 27 January 2011

Dear Sirs

US$47,000,000 loan agreement relating to a Loan to lason Owning Company Limited as amended and supplemented by a first supplemental agreement dated 15 April 2010 and as further amended and supplemented by a second supplemental agreement dated 27 January 2011

1	Loan Agreement

1.1	We understand that under a loan agreement dated 16 November 2007 (the “Principal Agreement”) made between (1) EFG Eurobank Ergasias S.A. (the “Bank”) as lender and (2) lason Owning Company Limited (the “Owner”) as borrower, as amended and supplemented by a first supplemental agreement dated 15 April 2010 (the “First Supplemental Agreement”) and as further amended and supplemented by a second supplemental agreement dated 27 January 2011 (the “Second Supplemental Agreement” and, together with the Principal Agreement and the First Supplemental Agreement, the “Loan Agreement”), each made between (inter alios) the Owner and the Bank, the Bank has agreed to make available (and has made available) to the Owner a loan of up to $47,000,000 and that it is a condition precedent to the Bank granting its consent to certain matters contained in the Second Supplemental Agreement that we, TMS Bulkers Ltd. (the “Manager”), execute this letter of undertaking (the “Letter”) in favour of the Bank.

1.2	We also understand that under a 1992 ISDA master agreement dated as of 16 November 2007 (the “Master Swap Agreement”) and made between the Owner and the Bank, the Bank agreed the terms and conditions upon which it would enter into interest rate swap or other derivative transactions with the Owner, whether in respect of the Loan (whether in whole or part as the case may be from time to time) or for any other purpose whatsoever.

1.3	Words and expressions defined in the Loan Agreement shall, unless otherwise specified herein, have the same meanings when used herein.

2	Confirmation of appointment

We hereby confirm that we have been appointed as the manager of m.v. Oregon (the “Ship”) registered under the flag of the Republic of Malta in the name of the Owner pursuant to a management agreement dated 1 January 2011 (the “Management Agreement”) made between ourselves and the Owner and that we have accepted our appointment thereunder in accordance with the terms and conditions thereof.

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3	Representations and warranties

3.1	We hereby represent and warrant that the copy of the Management Agreement set out in Appendix 1 to this Letter is a true and complete copy of the Management Agreement, that the Management Agreement constitutes valid and binding obligations of the Manager enforceable in accordance with its terms and that there have been no amendments or variations thereto or defaults thereunder by the Manager or, to the best of the Manager’s knowledge and belief, by the Owner.

3.2	We hereby confirm that the representations and warranties set out in clauses 7.2,9, 7.2.10 and 7.2.11 of the Loan Agreement are true and correct in all respects.

4	Undertakings

The Manager undertakes with the Bank that throughout the Security Period (as such term is defined in the deed of covenant dated 31 December 2007 as amended by an amendment to it dated 15 April 2010 (together the “Deed of Covenant”) executed by the Owner in favour of the Bank):

4.1	the Manager will not agree or purport to agree to any amendment or variation of the Management Agreement without the prior written consent of the Bank;

4.2	the Manager will procure that any sub-manager appointed by the Manager pursuant to the provisions of the Management Agreement or otherwise will, on or before the date of such appointment enter into an undertaking in favour of the Bank in substantially the same form (mutatis mutandis) as this Letter;

4.3	the Manager will not, without the prior written consent of the Bank, take any action or institute any proceedings or make or assert any claim on or in respect of the Ship or its policies and contracts of insurance (which expression includes all entries of the Ship in a protection and indemnity or war risks association) which are from time to time during the Security Period (as defined in the Deed of Covenant) in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner and the Bank or otherwise) in respect of the Ship and her Earnings (as such term is defined below) or otherwise howsoever in connection with the Ship and all benefits thereof (including claims of whatsoever nature and return of premiums) (the “Insurances”) or any moneys whatsoever from time to time due or payable to the Owner during the Security Period arising out of the use or operation of the Ship including (but without limiting the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Owner in event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship (the “Earnings”) or any other property or other assets of the Owner which the Bank has previously advised the Manager are subject to any Encumbrance or right of set-off in favour of the Bank by virtue of any of the Security Documents or otherwise;

4.4	the Manager will discontinue any such action or proceedings or claim which may have been taken, instituted or made or asserted, promptly upon notice from the Bank to do so;

4.5	the Manager does hereby subordinate any claim that it may have against the Owner or otherwise in respect of the Ship and its Earnings, Insurances and Requisition Compensation (as such term is defined in the Deed of Covenant) to the claims of the Bank under the Loan Agreement, the Master Swap Agreement and the other Security Documents and undertakes not to exercise any right to which it may be entitled in respect of the Owner and/or the Ship and/or its Earnings and/or Insurances and/or Requisition Compensation in competition with the Bank;

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4.6	the Manager will promptly notify the Bank if at any time the amount owed by the Owner to the Manager pursuant to the Management Agreement (whether in respect of the Manager’s remuneration or disbursements or otherwise) exceeds One hundred thousand Dollars ($100,000) or the equivalent in other currencies; and

4.7	the Manager will provide the Bank with such information concerning the Ship as the Bank may from time to time reasonably require.

5	Insurance assignment

5.1	By way of security for the repayment of the aggregate of the Loan, the Master Swap Agreement Liabilities (as defined in the Deed of Covenant) and interest accrued and accruing thereon, the Expenses (as such term is defined in the Deed of Covenant) and all other sums of money from time to time owing by the Owner to the Bank, whether actually or contingently, under the Loan Agreement, the Master Swap Agreement and the other Security Documents or any of them to which the Owner is or is to be a party (the “Outstanding Indebtedness”), the Manager with full title guarantee hereby irrevocably and unconditionally assigns and agrees to assign to the Bank all of the Manager’s rights, title and interest in and to all the benefit of the Insurances.

5.2	The Manager hereby undertakes to procure that a duly completed notice in the form set out in Appendix 2 to this Letter is given to all insurers of the Ship and to procure that such notice is promptly endorsed on all policies and entries in respect of the Insurances and agrees promptly to authorise and/or instruct any broker, insurer or association with or through whom Insurances may be effected to endorse on any policy or entry or otherwise to give effect to such loss payable clause as may be stipulated by the Bank.

5.3	The Bank shall, at the Manager’s cost and request, re-assign to the Manager all the Manager’s right, title and interest in the Insurances upon the Outstanding Indebtedness being paid and discharged in full to the satisfaction of the Bank.

5.4	Any moneys in respect of the Insurances which would (but for the assignment contained in clause 5.1 above) be payable to the Manager shall be applied in accordance with clause 8.1 and/or clause 8.4 of the Deed of Covenant.

6	Acknowledgement

The Manager hereby acknowledges that it has seen and has reviewed the Loan Agreement, the Master Swap Agreement and the other Security Documents and agrees to abide by and to observe the provisions thereof insofar as the same are applicable to it as therein provided.

7	Law and jurisdiction

7.1	The agreement constituted by this Letter and any non-contractual obligations in connection with this Letter are governed by, and shall be construed in accordance with, English law.

7.2	The Manager agrees, for the benefit of the Bank, that any legal action or proceedings arising out of or in connection with this Letter (including any non-contractual obligations connected with this Letter) against the Manager or any of its assets may be brought in the English courts. The Manager irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Ince & Co. at present of International House, 1 St. Katharine’s Way, London E1W 1AY, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Bank to take any proceedings against the Manager in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

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7.3	No term of this Letter is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Letter or to whom this Letter is not addressed.

Yours faithfully,

For and on behalf of
TMS BULKERS LTD.

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Appendix 1

Copy of the Management Agreement

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Appendix 2

Notice of Assignment

We, TMS BULKERS LTD., the managers of the motor vessel Oregon HEREBY GIVE NOTICE that by a first assignment dated [—] and entered into by us with EFG EUROBANK ERGASIAS S.A. there has been assigned by us to the said EFG EUROBANK ERGASIAS S.A. as first assignees all of our right, title and interest in and to the insurances in respect of the said Ship including the insurances constituted by the Policy whereon this notice is endorsed.

SIGNED
for and on behalf of
TMS BULKERS LTD.

Dated: [—]

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EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
IASON OWING COMPANY LIMITED		)	Attorney-in-fact
as Borrower		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness
Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
DRYSHIPS INC.		)	Attorney-in-fact
as Corporate Guarantor		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness
Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

EXECUTED as a DEED		)
by E. PAPAPONTIKOU		)
for and on behalf of		)	/s/ E. PAPAPONTIKOU
CARDIFF MARINE INC.		)	Attorney-in-fact
as Outgoing Manager		)
in the presence of:		)

/s/ Pinelopi - Anna Miliou
Witness
Name:	Pinelopi - Anna Miliou
Address:	Norton Rose LLP, Athens
Occupation:	Solicitor

SIGNED by	M. TZOUTZOURAKI	)	/s/ M. TZOUTZOURAKI
and by S. HYDREOU		)	Authorised Signatory
for and on behalf of		)
EFG EUROBANK ERGASIAS S.A.		)	/s/ S. HYDREOU
as Bank		)	Authorised Signatory